Exhibit 99.2

ACTERNA INC.

CONSOLIDATED FINANCIAL STATEMENTS

PricewaterhouseCoopers LLP 1751 Pinnacle Drive McLean VA 22102-3811 Telephone (703) 918 3000 Facsimile (703) 918 3100 www.pwc.com

Report of Independent Auditors

To the Board of Directors and Stockholders of Acterna Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Acterna Inc. and its subsidiaries (the Company) at March 31, 2005 and 2004 and the results of their operations and their cash flows for the year ended March 31, 2005 and the period from October 15, 2003 to March 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audit of these statements in accordance with audit standards in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note B to the consolidated financial statements, the United States Bankruptcy Court for the Southern District of New York confirmed the Plan of Reorganization of Acterna Corporation (Predecessor Company) on September 25, 2003. Confirmation of the plan resulted in the extinguishment of approximately $770 million of indebtedness in exchange for 9,999,998 shares of common stock, for warrants to purchase 526,315 shares of common stock and for contingent payment rights. The confirmation of the plan also terminates all rights and interests of Predecessor Company equity security holders as provided for in the plan. The plan was substantially consummated on October 14, 2003 and the Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the Company adopted fresh start accounting as of October 15, 2003.

As discussed in Note E to the consolidated financial statements, the Company entered into an Agreement and Plan of Merger, dated as of May 23, 2005, pursuant to which a wholly owned subsidiary of JDS Uniphase Corporation (“JDSU”) will merge with and into the Company (the “Merger”) in exchange for $760 million in cash and stock.

As discussed in Note D, the March 31, 2004 consolidated financial statements have been restated.

July 29,2005

ACTERNA INC.

CONSOLIDATED BALANCE SHEETS

	March 31,
	2005	2004
		(Restated)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$72,181	$82,477
Restricted cash	3,043	1,759
Accounts receivable, net of allowance of $2,181 and $3,079 respectively	74,838	64,958
Inventories, net:
Raw materials	16,372	15,537
Work in process	12,551	7,892
Finished goods	13,250	16,772

Total inventories	42,173	40,201
Deferred income taxes	993	1,010
Income tax receivable	2,329	13,754
Prepaid expenses	10,758	12,016
Other current assets	4,147	5,315

Total current assets	210,462	221,490
Property, plant and equipment, net	50,192	53,025
Investment	—	9,341
Goodwill, net	141,763	144,418
Intangible assets, net	69,146	80,470
Deferred income taxes	645	15,945
Other non-current assets	7,162	10,048

Total assets	$479,370	$534,737

ACTERNA INC.

CONSOLIDATED BALANCE SHEETS (Continued)

	March 31,
	2005	2004
		(Restated)
	(In thousands)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Overdraft facilities	$75	$32
Current portion of long-term debt	2,856	2,774
Accounts payable	25,957	22,977
Deferred revenue	14,013	18,743
Accrued expenses:
Compensation and benefits	31,952	18,695
Warranty	5,881	7,198
Interest	1,584	1,990
Restructuring	676	2,576
Other	17,485	25,104
Taxes other than income taxes	4,214	5,207
Accrued income taxes	5,529	8,812

Total current liabilities	110,222	114,108
Long-term debt	141,064	191,006
Deferred income taxes	571	10,582
Deferred compensation	87,625	79,849
Other long-term liabilities	1,509	1,035
Commitments and contingencies (Note O.)
Total stockholders’ equity:
Common stock, $0.01 par value; 15,000,000 shares authorized, 9,999,998 shares issued and outstanding	100	100
Contingent payment rights	25,000	25,000
Additional paid-in capital	127,062	127,062
Accumulated earnings (deficit)	4,528	(2,092)
Unearned compensation	(1,901)	(3,228)
Accumulated other comprehensive loss	(16,410)	(8,685)

Total stockholders’ equity	138,379	138,157

Total liabilities and stockholders’ equity	$479,370	$534,737

The accompanying notes are an integral part of the Consolidated Financial Statements

ACTERNA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended March 31, 2005	From October 15, 2003 to March 31, 2004
		(Restated)
	(Amounts in thousands except per share data)
Net sales	$448,499	$213,822
Cost of sales	197,147	100,715

Gross profit	251,352	113,107
Selling, general and administrative expense	162,397	70,205
Product development expense	54,460	23,138
Amortization of intangibles	11,375	6,670
Restructuring and reorganization expense	1,774	5,325
Loss on sale of building	598	—

Total operating expenses	230,604	105,338

Operating income	20,748	7,769
Interest expense	(13,308)	(6,628)
Interest income	3,213	333
Other income (expense), net	1,488	(1,355)

Income before income taxes	12,141	119
Provision for income taxes	5,521	2,211

Net income (loss)	$6,620	$(2,092)

Net income (loss) per common share, basic	$0.66	$(0.21)

Net income (loss) per common share, diluted	$0.64	$(0.21)

Weighted average number of common shares:
Basic	9,999,998	9,999,998
Diluted	10,354,349	9,999,998

The accompanying notes are an integral part of the Consolidated Financial Statements.

ACTERNA INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Amounts in thousands)

	Shares of Common Stock	Common Stock	Contingent Payment Rights	Additional Paid-In Capital	Unearned Compensation	Accumulated Earnings (Deficit)	Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance, October 15, 2003, as previously reported	10,000	$100	$25,000	$71,728	$—	$—	$—	$96,828
Adjustments, see Note D.				51,524				51,524

Balance, October 15, 2003, as restated	10,000	100	25,000	123,252	—	—	—	148,352
Net loss for the Period from October 15, 2003 to March 31, 2004	—	—	—	—	—	(2,092)	—	(2,092)
Translation adjustment and minimum pension liability	—	—	—	—	—	—	(8,685)	(8,685)

Total comprehensive loss	—	—	—	—	—	(2,092)	(8,685)	(10,777)
Issuance of stock options	—	—	—	3,810	(3,810)	—	—	—
Amortization of unearned compensation	—	—	—		582	—	—	582

Balance, March 31, 2004	10,000	$100	$25,000	$127,062	$(3,228)	$(2,092)	$(8,685)	$138,157

Net income for the Period from April 1, 2004 to March 31, 2005	—	—	—	—	—	6,620	—	6,620
Translation adjustment and minimum pension liability	—	—	—	—	—	—	(7,725)	(7,725)

Total comprehensive loss	—	—	—	—	—	6,620	(7,725)	(1,105)
Amortization of unearned compensation	—	—	—	—	1,327	—	—	1,327

Balance, March 31, 2005	10,000	$100	$25,000	$127,062	$(1,901)	$4,528	$(16,410)	$138,379

The accompanying notes are an integral part of the Consolidated Financial Statements.

ACTERNA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended March 31, 2005	From October 15, 2003 to March 31, 2004
		(Restated)
	(Amounts in thousands)
Operating Activities:
Net income (loss)	$6,620	$(2,092)
Adjustment for non-cash items included in net income:
Depreciation	13,652	7,821
Bad debt	(18)	269
Gain on investment	(1,352)	—
Debt forgiveness on officer loan	580
Amortization of intangibles	11,375	6,670
Amortization of unearned compensation	1,327	582
Loss on sale of building	598	—
Non-cash interest expense, net	7,151	3,590
Change in deferred income taxes	3,818	(4,569)
Changes in operating assets and liabilities	3,876	6,048

Net cash flows provided by operating activities	$47,627	$18,319

Investing Activities:
Purchases of property and equipment	(7,284)	(3,228)
Proceeds from sale of building	2,683	—
Proceeds from sale of investment	11,900	—
Other	—	(92)

Net cash flows used in investing activities	$7,299	$(3,320)

Financing Activities:
Payments on mortgages and other debt	(3,021)	(1,433)
Repayment of long-term debt	(60,710)	—
Repayment of capital lease obligations	(28)	(31)
Other	—	(100)

Net cash flows used in financing activities	$(63,759)	$(1,564)

Effect of exchange rates on cash	(1,463)	(1,091)

Increase (decrease) in cash and cash equivalents	(10,296)	12,344
Cash and cash equivalents at beginning of the period	82,477	70,133

Cash and cash equivalents at end of the period	$72,181	$82,477

Change in operating asset and liability components:
Increase in trade accounts receivable	$(8,160)	$(7,752)
Decrease (increase) in inventories	(328)	8,853
Decrease in other current assets	14,833	9,300
Increase in accounts payable	3,758	6,562
Decrease (increase) in accrued expenses, taxes and other	(6,227)	(10,915)

Changes in operating assets and liabilities	$3,876	$6,048
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$6,217	$2,204
Income taxes, net	$5,163	$3,690

The accompanying notes are an integral part of the Consolidated Financial Statements.

ACTERNA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.	FORMATION AND BACKGROUND

Acterna Inc. (the “Company” or “Acterna”) was incorporated in October 2003 and is a global communications equipment company focused on network technology solutions. The Company’s operations are conducted by wholly owned subsidiaries located principally in the United States of America and Europe with other operations, primarily sales offices, located in Asia, Canada and Latin America. The Company is managed in two business segments: communications test and digital color enhancement systems (“da Vinci Systems LLC”).

The communications test segment develops, manufacturers and markets instruments, systems, software and services used to test, deploy, manage and optimize communications networks, equipment and services. da Vinci Systems LLC provides digital color enhancement systems. da Vinci Systems LLC products are sold to post-production and video production professionals and producers of content for the standard-and high-definition television markets.

The Company operates on a fiscal year ended March 31 in the calendar years indicated (references to the “Period” are references to the period which began October 15, 2003 (“Inception”) and ended March 31, 2004).

B.	REORGANIZATION AND EMERGENCE FROM CHAPTER 11

On May 6, 2003 (the “Filing Date”) Acterna Corporation (the “Predecessor Company”) and its seven United States subsidiaries and affiliates filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (“Chapter 11”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). The Predecessor Company’s non-U.S. subsidiaries were not included in the filing. By order dated September 25, 2003, the Bankruptcy Court confirmed the Predecessor Company’s Plan of Reorganization (the “POR”). On October 14, 2003 (the “Effective Date”), the Predecessor Company formally emerged from bankruptcy. In connection with the reorganization, the Predecessor Company extinguished approximately $770 million of indebtedness in exchange for 9,999,998 shares of Acterna Inc. common stock, $75 million of new term notes, warrants to purchase 526,315 shares of common stock, contingent payment rights of Acterna LLC, and newly issued common stock of the Predecessor Company, renamed Eningen Realty Inc. All of the Predecessor Company’s preexisting outstanding stock was cancelled; the Predecessor Company continues to exist independently as a real estate holding company.

The Predecessor Company’s senior secured indebtedness was restructured in connection with the POR under the current credit facility providing for a new U.S. term loan of approximately $75 million and a German term loan of approximately 83 million Euros (approximately $79 and $103 million as of March 31, 2005 and 2004, respectively).

As part of the POR, on the Effective Date, the following series of events occurred:

•	Acterna Inc. was formed;

•	Acterna LLC transferred certain assets to Acterna Business Trust in partial satisfaction of an intercompany note between them;

•	Acterna Business Trust distributed the balance of the intercompany note to Acterna LLC;

•	Acterna LLC distributed its ownership interest in Acterna Business Trust to the Predecessor Company;

•	The Predecessor Company transferred to Acterna Inc. all of its ownership interests in Acterna LLC, which represented 100% of the ownership of Acterna LLC, and all of the other assets of the Predecessor Company other than its ownership interest in Acterna Business Trust and certain other designated assets (collectively “Retained Assets”);

•	In consideration for the transfer, Acterna Inc. transferred to the Predecessor Company all of its common stock, new secured term notes, new warrants, and the contingent payment rights in da Vinci Systems LLC;

•	The Predecessor Company distributed to holders of senior secured lender claims, all of the newly issued Acterna Inc. common stock, the new U.S. term loan, and the contingent payment rights, and newly issued common stock of the Predecessor Company, and to the holders of allowed subordinated notes claims, new warrants.

As part of emergence, the Company adopted fresh start accounting pursuant to the American Institute of Certified Public Accountants’ Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”). For financial reporting purposes, the effects of the completion of the POR as well as adjustments for fresh start accounting have been recorded as of the Effective Date based on the Company’s determination of reorganization value on the Effective Date. The carrying values of the Company’s assets were adjusted to their fair value as of the Effective Date. As a result, the financial statements for periods following October 14, 2003 are not comparable with those prepared before that date.

The table below shows the Company’s consolidated balance sheet that reflects reorganization and fresh start accounting adjustments that were effective as of October 15, 2003. These adjustments, which have been restated as described in Note D., primarily include the following:

•	Reclassification of $95 million German term note from liabilities subject to compromise to long-term debt.

•	The extinguishment of $1 billion of vendor claims and other liabilities as part of Chapter 11 relief.

•	The issuance of a new $75 million U.S. term note.

•	The cancellation of all outstanding common stock and other equity interests and elimination of all components of stockholders’ equity, including paid-in-capital, accumulated deficit, unearned compensation and accumulated other comprehensive loss.

•	The issuance of 9,999,998 shares of new Acterna Inc. common stock and new common stock of the Predecessor Company to the holders’ of the Predecessor Company’s Senior Secured Credit Facility in exchange for the cancellation of that debt.

•	The issuance of warrants entitling the holders to purchase 526,315 shares of common stock. The warrants were issued to the holders of the Predecessor Company’s senior subordinated notes in exchange for the cancellation of that debt. The warrants expire in three years from the effective date of the POR. Each warrant entitles the holder to purchase one share of common stock at a price of $52.53 per share.

•	The issuance of contingent payment rights.

•	The $220 million adjustment to the carrying values of assets, including goodwill, based on estimates of their relative fair values, which were determined in consultation with external valuation specialists.

	Predecessor Company October 15, 2003	Debt Discharge	Fresh Start Adjustments	Exit Financing	Acterna Inc. October 15, 2003
			(Restated)		(Restated)
ASSETS
Current assets:
Cash and cash equivalents	$70,183	$—	$(50)	$—	$70,133
Restricted cash	2,400	—	—	—	2,400
Accounts receivable, net of allowance	55,725	—	—	—	55,725
Inventories, net:
Raw materials	13,350	—	—	—	13,350
Work in process	14,597	—	—	—	14,597
Finished goods	14,842	—	3,853	—	18,695

Total inventories	42,789	—	3,853	—	46,642
Deferred income taxes	1,238	—	—	—	1,238
Income tax receivable	790	—	8,852	—	9,642
Prepaid expenses	18,206	—	(2,818)	—	15,388
Other current assets	8,254	—	1,453	—	9,707

Total current assets	199,585	—	11,290	—	210,875
Property, plant and equipment, net	70,829	—	(15,828)	—	55,001
Other assets:
Investment	—	—	9,341	—	9,341
Goodwill, net	343	—	143,533	—	143,876
Intangible assets, net	93	—	87,047	—	87,140
Deferred taxes, long term	(118)	—	766	—	648
Other non-current assets	26,352	—	(16,567)	—	9,785

Total assets	$297,084	$—	$219,582	$—	$516,666

	Predecessor Company October 15, 2003	Debt Discharge	Fresh Start Adjustments	Exit Financing	Acterna Inc. October 15, 2003
			(Restated)		(Restated)
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Overdraft facilities	$155	$—	$—	$—	$155
Current portion of long-term debt	5,333	—	—	—	5,333
Accounts payable	15,440	—	—	—	15,440
Deferred revenue	14,435	—	—	—	14,435
Accrued expenses:
Compensation and benefits	21,280	—	—	—	21,280
Warranty	7,494	—	—	—	7,494
Interest	1,083	—	—	—	1,083
Restructuring	10,612	(3,784)	—	—	6,828
Other	22,461	7,367	(2,339)	—	27,489
Taxes other than income taxes	5,725	—	—	—	5,725
Accrued income taxes	2,473	—	—	—	2,473

Total current liabilities	106,491	3,583	(2,339)	—	107,735
Long-term debt	9,966	95,953	—	75,000	180,919
Deferred income taxes	3,941	—	692	—	4,633
Other long-term liabilities	75,123	—	(96)	—	75,027
Liabilities subject to compromise	1,036,707	(1,036,707)	—	—	—
Total Stockholders’ equity (deficit):
Common stock, Acterna Corporation, par value	1,953		(1,953)		—
Common stock, Acterna Inc., par value	—	—	100	—	100
Contingent payment rights	—	—	25,000	—	25,000
Additional paid-in capital	767,484	937,239	(1,506,471)	(75,000)	123,252
Accumulated deficit	(1,669,117)	—	1,669,117	—	—
Unearned compensation	(24,060)	—	24,060	—	—
Accumulated other comprehensive loss	(11,404)	(68)	11,472	—	—

Total Stockholders’ equity (deficit)	(935,144)	937,171	221,325	(75,000)	148,352

Total Liabilities and Stockholders’ equity (deficit)	$297,084	$—	$219,582	$—	$516,666

C.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation. The Consolidated Financial Statements include the accounts of the Company and its wholly owned domestic and international subsidiaries.

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Significant estimates in these financial statements include allowances for accounts receivable, net realizable value of inventories, carrying values of long-lived assets, pension assets and liabilities, tax valuation reserves and nonrecurring charges. Actual results could differ from those estimates.

Fair Value of Financial Instruments. The fair value of cash and cash equivalents, accounts receivable and accounts payable approximated book value as of March 31, 2005 and 2004. Other financial instruments include debt. (See Note J. Notes Payable and Debt)

Cash Equivalents. Cash equivalents represent highly liquid investment instruments with an original maturity of three months or less at the time of purchase.

Restricted Cash. Restricted cash includes $3.0 and $1.7 million in cash held as collateral for letters of credit as of March 31, 2005 and 2004, respectively.

Concentration of Credit Risk. Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash investments and accounts receivable.

The Company maintains its cash accounts in various institutions worldwide and places its cash investments in prime quality certificates of deposit, commercial paper, or mutual funds. The Company’s counterparties to the investment agreements consist of various corporations and financial institutions of high credit standing. The Company does not believe there is significant risk of non-performance by these counterparties.

Credit risk related to its accounts receivable is limited due to the large number of customers and their dispersion across many business and geographic areas. However, a significant amount of trade receivables are with customers within the telecommunications industry, which is currently experiencing a significant downturn. The Company extends credit to its customers based upon an evaluation of the customer’s financial condition and credit history and generally does not require collateral. The Company has historically incurred insignificant credit losses.

Inventories. Inventory values are stated at the lower of cost or market. Cost is determined based on a currently-adjusted standard basis, which approximates actual cost on a first-in, first-out basis. The Company’s inventory includes raw materials, work in process, and finished goods. The Company periodically reviews its recorded inventory and estimates a reserve for obsolete or slow-moving items. The Company reserves the entire value of all obsolete items. The Company determines excess inventory based upon current and forecasted usage, and a reserve is provided for the excess inventory.

Property, Plant and Equipment. Property, plant and equipment is principally recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

Buildings	30 years
Leasehold improvements	Remaining life of lease
Machinery and equipment	3 to 10 years
Furniture and fixtures	3 to 5 years
Computer software/hardware	3 years
Tooling	3 years
Vehicles	3 years

When a fixed asset is disposed of, the cost of the asset and any related accumulated depreciation are written off and any gain or loss is recognized. Maintenance and repairs expenditures and assets with an individual value less than one thousand dollars are expensed when incurred.

Property, Plant and Equipment consists of the following at March 31:

	2005	2004
Land	$5,846	$5,761
Buildings	18,163	16,841
Automobiles	50	81
Machinery and equipment	27,353	24,315
Furniture and fixtures	12,611	9,026
Leasehold improvements	5,084	4,637
Construction in progress	164	184

Total property, plant and equipment	69,271	60,845
Less accumulated depreciation	(19,079)	(7,820)

Net property, plant and equipment	$50,192	$53,025

Goodwill. Goodwill represents the excess of fair value of the Company over the fair value of specific tangible or identified intangible assets at emergence from Chapter 11. The Company assesses whether goodwill and trademarks are impaired on an annual basis, in accordance with the provisions of SFAS No. 142 “Goodwill and Other Intangible Assets”. Upon determining the existence of goodwill and/or trademark impairment, the Company measures that impairment based on the amount by which the book value of goodwill and/or trademarks exceeds its fair value. The implied fair value of goodwill is determined by deducting the fair value of a reporting unit’s identifiable assets and liabilities from the fair value of the reporting unit as a whole, as if that reporting unit had just been acquired and the purchase price were being initially allocated. Additional impairment assessments may be performed on an interim basis if the Company encounters events of changes in circumstances that would indicate that, more likely than not, the book value of goodwill and/or trademarks has been impaired. The Company performed its annual assessment during fiscal year 2005 and the period from Inception to March 31, 2004, and based on that assessment, no impairment adjustment was required.

Intangible Assets. Identified intangible assets were valued based on management’s assumptions and other considerations for estimating fair values. The significant assumptions relating to each category are discussed in Note H. Intangible Assets. These intangible assets are being amortized over their respective useful lives according to the estimated present value of the net earning potential of each asset category.

Long-Lived Assets. SFAS No. 144 “Accounting for the Impairment of Long-Lived Assets,” establishes accounting standards for the impairment of long-lived assets. The Company periodically evaluates the recoverability of long-lived assets, whenever events and changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Impairment is measured by the amount fair values are less than book value. Fair values are based on quoted market prices and assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk. If the Company determines that any of the impairment indicators exist, and these assets are determined to be impaired, an adjustment to write down the long-lived assets would be charged to income in the period such determination is made. In December 2004, the Company accepted an offer from a third party to sell its facility in Plymouth, U.K. The offer was below the carrying value of the asset, therefore the Company recorded a loss on sale of building charge of $0.6 million in the third quarter of fiscal year 2005.

Other Comprehensive Income (Loss). SFAS No. 130 “Reporting Comprehensive Income,” requires a full set of general-purpose financial statements to include the reporting of “comprehensive income”. Other comprehensive income (loss) consists of foreign currency translation adjustments and adjustments for minimum pension liabilities. The functional currency for the majority of the Company’s foreign operations is the applicable local currency. The translation from the local foreign currencies to U.S. dollars is performed for balance sheet accounts using the exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The unrealized gains or losses resulting from such translation are included in stockholders’ equity. The realized gains or losses resulting from foreign currency transactions are included in other income. During the year ended March 31, 2005 and the period of Inception to March 31, 2004 the Company recorded transaction losses of $0.7 million and $1.1 million, respectively.

Stock-Based Compensation. The Company accounts for stock-based awards to its employees using the intrinsic value-based method as prescribed in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB 25”) and related interpretations.

Had compensation cost for the Company’s stock-based compensation plans been recorded based on the fair value of awards or grant date consistent with the method prescribed by SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS No.123”) the Company’s net income (loss) and income (loss) per share would approximate the pro forma amounts indicated below:

	March 31, 2005	March 31, 2004
		(Restated)
	(Amounts in thousands except per share information)
Net income (loss), as reported	$6,620	$(2,092)
Add: Stock-based employee compensation expense included in reported net income (loss), net of related tax effects	1,327	582
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards net of tax related effects	(3,151)	(1,185)

Pro forma net income (loss)	$4,796	$(2,695)
Income (loss) per share:
Basic - as reported	$0.66	$(0.21)
Basic - pro forma	$0.48	$(0.27)
Diluted - as reported	$0.64	$(0.21)
Diluted - pro forma	$0.46	$(0.27)

The fair market value of each option granted during the year ended March 31, 2005 and the Period ended March 31, 2004 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2005	2004
Expected volatility	100%	80%
Risk-free rate of return	3.37%	2.65%
Expected life (in years)	5 years	5 years
Weighted average fair value	$15.01	$12.34
Dividend yield	0%	0%

During the year ended March 31, 2005 and the Period of Inception to March 31, 2004, the Company granted stock options to members of the board of directors and key employees. In March 2004, stock options were granted to key employees with an exercise price of $9.34 which was below the estimated fair market value of the common stock at the date of the grant. As a result, the Company recorded unearned compensation which is being amortized to expense over the three year vesting period of the options. No unearned compensation was recorded for the options granted during 2005, as all options granted to employees during the year had an exercise price equal to the market value of the underlying common stock on the date of grant. The Company recorded $1.3 and $0.6 million of expense related to unearned compensation in the year ended March 31, 2005 and the period of Inception to March 31, 2004, respectively.

Revenue Recognition. The Company’s revenues are primarily derived from product sales. The Company recognizes revenue when it is earned. The Company considers revenue earned when it has persuasive evidence of an arrangement, the product has been shipped or the services have been provided to the customer; title and risk of loss have passed to the customer, the sales price is fixed or determinable, and collectibility is reasonably assured.

Revenue from product sales is generally recognized at the time the products are shipped to the customer. In certain cases where the Company has not transferred the risks and rewards of ownership, revenue recognition is deferred. Upon shipment, the Company also provides for estimated costs that may be incurred for product warranties and sales returns. Service and maintenance revenues are deferred and recognized over the contract period, as services are rendered, or over the period of the maintenance agreement.

Revenue on multi-element arrangements is recognized among each of the deliverables based on the relative fair value. The relative fair value is determined based on objective evidence that is specific to each vendor. If such evidence of fair value for any undelivered element of the arrangement does not exist, all revenue from the arrangement is deferred until such time that evidence of fair value does exist or until all elements of the arrangement are delivered, subject to certain limited exceptions.

Product Development Expense. Costs relating to research and development are expensed as incurred. These costs include salary, benefits, contractor costs, allocation of facilities and other operating costs.

Computer Software Costs. The Company amortizes the license costs of internal use software associated with advanced license fees over the lesser of the estimated life of the software or the term of the license. The expense is reported in the Consolidated Statements of Operations based on the underlying use of the software.

Warranty Costs. The Company generally warrants its products for 90 days to three years after delivery. A provision for estimated warranty costs, based on expected return rates and repair costs, is recorded at the time revenue is recognized. (See Note I. Warranty).

Income Taxes. The provision for income taxes is based on the consolidated United States entities and the individual foreign companies’ estimated tax rates for the applicable period. Deferred taxes are determined utilizing the asset and liability method based on the estimated future tax effects of differences between the financial accounting and tax basis of assets and liabilities under the applicable tax laws. Deferred income tax provisions and benefits are based on the changes in deferred tax asset or liability from period to period. These assets and liabilities are measured using the enacted tax rates and laws that are expected to be in effect at the time the differences are expected to reverse. The Company’s deferred tax assets are evaluated as to whether it is more likely than not they will be recovered from future income. To the extent that the Company believes that recovery is not likely, a valuation allowance is recognized against deferred tax assets. (See Note L. Income Taxes.)

New Pronouncements. In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151 (“SFAS 151”), “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” This statement amends the guidance in ARB No. 43 Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “. .. .under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal to require treatment as a current period charges . . . “ This statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this statement will be effective for inventory costs during the fiscal years beginning after June 15, 2005. The Company does not believe that the adoption of this statement will have a material impact on its financial condition or results of operations.

In December 2004, the FASB issued SFAS 123R, “Share-Based Payment,” a revision of SFAS 123, “Accounting for Stock-based Compensation.” SFAS 123R requires public companies to recognize expense associated with share-based compensation arrangements, including employee stock options, using a fair value-based option pricing model, and eliminates the alternative to use Opinion 25’s intrinsic value method of accounting for share-based payments. The standard allows three alternative transition methods for public companies: modified prospective application without restatement of prior interim periods in the year of adoption; modified prospective application with restatement of prior interim periods in the year of adoption; and retroactive application with restatement of prior financial statements to include the same amounts that were previously included in pro forma disclosures. SFAS 123R is effective for nonpublic entities the first reporting period that begins after December 15, 2005. The Company is still evaluating the impact of the statement and has not determined which transition method it will adopt.

In December 2004, the FASB issued SFAS 153, “Exchange of Nonmonetary Assets, an amendment of APB Opinion No. 29,” “Accounting for Nonmonetary Transactions.” SFAS 153 is based on the principle that exchange of nonmonetary assets should be measured based on the fair market value of the assets exchanged. SFAS 153 eliminates the exception of nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS 153 is effective for nonmonetary asset exchanges in fiscal periods beginning after June 15,

2005. The Company is currently evaluating the provisions of SFAS 153 and does not believe that its adoption will have a material impact on financial condition, results of operations and liquidity.

D.	RESTATEMENT OF PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENTS

During fiscal year 2005, the Company determined that it omitted certain items from the determination of the reorganization value on the Effective Date. The Company identified assets that existed at the time of reorganization that were not included in determining the opening equity or goodwill balances at Inception. Therefore, the Company restated its balance sheets as of October 15, 2003 and March 31, 2004, respectively, and the statement of operations and stockholders’ equity for the Period ended March 31, 2004 to correct the errors in fresh start accounting.

The Company recorded adjustments to the opening value of certain assets, equity and goodwill. The adjustments related to the amount of cash the Company retained at emergence in excess of the amount previously assumed in the determination of reorganization value, the value assigned to the net assets of da Vinci Systems LLC and certain assets not considered in the determination of reorganization value. There was no impact on net income for any period related to these adjustments.

In addition to the adjustments to the reorganization value, the Company adjusted the initial fair market value allocated to property, plant and equipment. The adjustment was made as a result of a full physical inventory of assets in the U.S. conducted in September 2004. The analysis indicated that the value of the property, plant and equipment as of October 15, 2003 should be increased $12.5 million and Goodwill decreased by a corresponding amount in fresh start accounting as of the Effective Date. The step-up in value related to property, plant and equipment resulted in additional depreciation expense of $4.1 million and $1.9 million in the year ended March 31, 2005 and the period from October 15, 2003 to March 31, 2004, respectively.

In addition the Company determined that it did not properly account for the pension obligation in the period October 15, 2003 to March 31, 2004. As a result, the Company corrected the error by recording $0.4 million in expense and a corresponding adjustment to the minimum pension liability in equity as of March 31, 2004.

As a result of the adjustments to reorganization value and the resulting allocation of goodwill to individual legal entities in the Company, the Company recalculated the deferred tax accounts as of October 15, 2003 and March 31, 2004 and the provision for income taxes for the period from Inception to March 31, 2004. Those changes are noted in the table below.

The following is a summary of the effects of the restatement on the Company’s consolidated balance sheets as of October 15, 2003 and March 31, 2004, consolidated statement of operations for the Period of Inception to March 31, 2004 and consolidated statement of cash flows for the Period ended March 31, 2004.

Consolidated Balance Sheet

(in thousands)

	As Previously Reported	Change	As Restated
As of October 15, 2003 (Inception)
Income tax receivable	$790	$8,852	$9,642
Property, plant and equipment, net	42,501	12,500	55,001
Goodwill, net	114,117	29,759	143,876
Deferred taxes, long term	(118)	766	648
Total assets	464,789	51,877	516,666
Accrued other	27,828	(339)	27,489
Deferred income tax liability	3,941	692	4,633
Additional paid-in capital	71,728	51,524	123,252
Total stockholders’ equity	96,828	51,524	148,352

As of March 31, 2004
Deferred income taxes, short term	$2,312	$(1,302)	$1,010
Income tax receivable	1,391	12,363	13,754
Property, plant and equipment, net	42,434	10,591	53,025
Goodwill, net	114,117	30,301	144,418
Deferred income taxes, long term	6,012	9,933	15,945
Total assets	472,851	61,886	534,737
Accrued other	25,380	(276)	25,104
Accrued income taxes	3,479	5,333	8,812
Deferred income tax liability	3,880	6,702	10,582
Deferred compensation	79,750	99	79,849
Additional paid-in capital	75,538	51,524	127,062
Accumulated earnings (deficit)	170	(2,262)	(2,092)
Accumulated other comprehensive loss	(9,451)	766	(8,685)
Total stockholders’ equity	88,129	50,028	138,157

Consolidated Statement of Operations

(in thousands)

	As Previously Reported	Change	As Restated
For the Period of Inception to March 31, 2004
Cost of sales	$100,344	$371	$100,715
Gross profit	113,478	(371)	113,107
Selling, general and administrative expense	68,980	1,225	70,205
Product development expense	22,431	707	23,138
Total operating expenses	103,406	1,932	105,338
Operating income	10,072	(2,303)	7,769
Other income (expense), net	(1,352)	(3)	(1,355)
Income before income taxes	2,425	(2,306)	119
Provision for income taxes	2,255	(44)	2,211
Net income (loss)	170	(2,262)	(2,092)
Net income (loss) per common share, basic and diluted	0.02	(0.23)	(0.21)

Consolidated Statement of Cash Flows

(in thousands)

	As Previously Reported	Change	As Restated
For the Period of Inception to March 31, 2004
Net income (loss)	$170	$(2,262)	$(2,092)
Depreciation	5,911	1,910	7,821
Change in deferred income taxes	(2,826)	(1,743)	(4,569)
Change in operating assets and liabilities	3,953	2,095	6,048
Decrease (increase) in accrued expenses, taxes and other	(13,010)	2,095	(10,915)

E.	SUBSEQUENT EVENT

The Company entered into an Agreement and Plan of Merger, dated as of May 23, 2005, as amended, pursuant to which a wholly owned subsidiary of JDS Uniphase Corporation (“JDSU”) will merge with and into the Company (the “Merger”). Upon the closing of the Merger (the “Closing”), JDSU will deliver to the stockholders and option holders of the Company cash and common stock of JDSU. Based on JDSU’s closing stock price on May 23, 2005, at the Closing JDSU will deliver to the Company’s stockholders and option holders that number of shares of JDSU common stock (the “Stock Consideration”) having an aggregate value of $310 million and $450 million in cash, subject to certain adjustments (the “Cash Consideration”). As more fully described in the Merger Agreement, if the five-day trading average of JDSU’s common stock ending on the second trading day prior to the Closing (the “JDSU Closing Price”) is higher than $1.672, the aggregate value of the Stock Consideration will be higher than $310 million, and if the JDSU Closing Price is less than $1.236, such aggregate value will be lower than $310 million. All shares of common stock of the Company and all options to purchase common stock of the Company will be cancelled at the Closing. At the Closing, JDSU will transfer approximately $51.1 million of the Cash Consideration to a representative of the stockholders to (i) administer the post-closing cash adjustment to the purchase price, if any, (ii) administer the indemnity obligations, if any, of the stockholders to JDSU and (iii) pay the representative’s expenses. In addition, JDSU will deposit approximately $3.9 million in a separate account from which JDSU will pay additional compensation to each option holder in the same amount for each share of common stock which was issuable upon exercise of the option immediately prior to the effective time as the representative distributes with respect to each share of common stock.

The Merger is subject to customary closing conditions and regulatory approvals. Closing of the Merger is expected to occur in the third calendar quarter of 2005. The debt of the Company is expected to be paid in full as a part of the Closing process.

F.	RESTRUCTURING AND REORGANIZATION

The Company continues to implement cost reduction programs aimed at aligning its ongoing operating costs with its expected revenues.

For the year ended March 31, 2005, the Company recorded $1.8 million of restructuring charges primarily related to professional fees associated with the settlement and administration of claims resulting from the Chapter 11 filing.

For the period of Inception to March 31, 2004, the Company implemented restructuring plans and recorded $5.3 million of restructuring charges related to continued efforts to align costs with the reduced level of revenues in the Company’s communication test segment and professional fees associated with the Chapter 11 filing.

During the year ended March 31, 2005 and the period of Inception to March 31, 2004, the Company paid approximately $3.7 and $9.6 million in severance, facilities and other related costs, respectively. At March 31, 2005, approximately $0.7 million was left to be paid for the restructuring programs, of which all is in the Company’s communications test segment. The Company anticipates that this balance will be paid primarily during the first half of fiscal 2006.

A summary of restructuring actions taken during the year ended March 31, 2005 and the period of Inception to March 31, 2004 are outlined as follows:

	(Amounts in thousands)
	Balance October 15, 2003	Expense	Paid	Balance March 31, 2004	Expense	Paid	Balance March 31, 2005
Workforce-related	$4,916	$3,267	$(6,958)	$1,225	$388	$(1,003)	$610
Facilities	1,770	466	(1,164)	1,072	(1)	(1,061)	10
Other	142	1,592	(1,455)	279	1,387	(1,610)	56

Total	$6,828	$5,325	$(9,577)	$2,576	$1,774	$(3,674)	$676

G.	INVESTMENT

The Company owned 6,300 shares of Class A Cumulative Redeemable Preferred Stock in CMSI Holdings Corp (“CMSI Stock”). The carrying value of the shares and accrued dividends at March 31, 2005 and 2004 was $0.0 and $9.3 million, respectively, and the shares were subject to mandatory redemption provisions at March 31, 2004.

On April 13, 2004, the Company redeemed 6,300 shares and accrued dividends of CMSI Stock in exchange for cash of $4.0 million and a promissory note for $7.9 million. Payments on the promissory note were due in two installments on October 31, 2004 and April 30, 2005. The interest rate on the promissory note was twelve percent (12%) per annum, compounded every six (6) months, and the interest was due on the final installment. However at Inception, due to concerns over CMSI’s ability to pay, the Company concluded that a provision was required which resulted in the investment being recorded at $9.3 million at Inception.

The Company received the $4.0 million October installment in full on October 29, 2004, and $2.5 million of the April installment on December 31, 2004 and the balance plus accrued interest ($2.0 million) on March 16, 2005. On receipt of the final installment the Company recorded a gain of $1.4 million, included in other income.

H.	INTANGIBLE ASSETS

The intangible assets as of March 31, 2005 are as follows:

Amortized intangible assets:

	Communication Test	da Vinci	Total Company	Weighted Average Life
	(amounts in thousands)			(in years)
Gross carrying amount
Core technology	$38,150	$1,790	$39,940	7
Trademark/Names	3,880	1,010	4,890	12
Customer base	34,110	1,540	35,650	22
Favorable contract	1,300	—	1,300	1
Order backlog	5,210	150	5,360	1

Total	$82,650	$4,490	$87,140
Accumulated amortization
Core technology	$7,948	$373	$8,321
Trademark/Names	566	73	639
Customer base	2,261	112	2,373
Favorable contract	1,300	—	1,300
Order backlog	5,210	150	5,360

Total	$17,285	$708	$17,993

Net intangible assets	$65,365	$3,782	$69,147

Aggregate amortization expense:
For the period of Inception to March 31, 2005	17,285	708	17,993
Estimated amortization expense:
For the year ended March 31, 2006	7,388	383	7,771
For the year ended March 31, 2007	7,388	383	7,771
For the year ended March 31, 2008	7,388	383	7,771
For the year ended March 31, 2009	7,388	383	7,771
For the year ended March 31, 2010	7,388	383	7,771
Thereafter	28,425	1,867	30,292

	$65,365	$3,782	$69,147

Core technology. The value of this asset was determined at Inception by using the income approach, or specifically, the relief-from-royalty method. The fair value of the technology is represented by the present value of the stream of future estimated after-tax royalty payments, based on an average royalty rate of four percent (4.0%); discounted at an appropriate risk-adjusted rate of return of eighteen percent (18.0%). This method was applied to all existing technologies which had reached technological feasibility, after considering risks relating to: (i) the characteristics and applications of the technology, (ii) existing and future markets, and (iii) life cycles of the technology. Estimates of future revenues and expenses used to determine the value of developed technology was consistent with the historical trends in the industry and expected outlooks, and was based on management’s projected revenues over a period of seven (7) years, ending March 31, 2011.

Trademark/Names. The value of trademarks was determined at Inception. The relief-from-royalty method was also used to determine the value of the trademark/names. For this valuation, an estimated royalty rate of one-quarter percent (0.25%) and a discount rate of eighteen (18.0%) was used. Management’s projected revenues for a twelve (12) year period were utilized in determining the value of the trademark/names.

Customer base and favorable contract. The values of the customer base and favorable contract were determined at Inception by discounting net cash flows attributable to current customer relationships and a current contract with a customer adjusted to take into account expected attrition. The value of the customer base was determined using estimated consolidated revenue growth for the Company and a customer attrition rate of approximately four percent (4.0%) for significant customer relationships and a customer attrition rate of twenty percent (20%) for other customer relationships. The value of the favorable contract was determined by using the discounted net cash flow method and applying specific terms of the contract.

Order backlog. The value of the order backlog was determined at Inception by discounting the expected future cash flows, adjusted to reflect the probability that some five percent (5.0%) revenue will not be realized. Since other tangible and intangible assets contribute to the value of order backlog, future cash flows were adjusted to allow a fair return on these assets.

I.	WARRANTY

The Company accrues for warranty costs at the time of shipment, based on estimates of expected rework rates and warranty costs to be incurred. While the Company engages in product quality programs and processes, the Company’s warranty obligation is affected by product failure rates, material usage and service delivery costs. Should actual product failure rates, material usage or service delivery costs differ from the Company’s estimates, the amount of actual warranty costs could differ from the Company’s estimates. The Company’s warranty period ranges from 90 days to three years.

The following table summarizes the warranty expenses and settlements incurred during the year ended March 31, 2005 and the period of Inception to March 31, 2004 (in thousands):

	Beginning Balance	Provision for New Warranties	Settlements Made to Warranty Obligations	Other Adjustments	Exchange Rate Effect	Ending Balance
	(amounts in thousands)
For the Period of Inception to March 31, 2004	$7,494	$1,194	($1,637)	$37	$110	$7,198
For the Year Ended March 31, 2005	$7,198	$2,162	($3,032)	($518)	$71	$5,881

J.	NOTES PAYABLE AND DEBT

Notes payable and term debt consists of the following:

	March 31,
	2005	2004
	(amounts in thousands)
Senior secured credit facility	$133,774	$181,234
Mortgages and other debt	10,146	12,546
Overdraft facilities	75	32

Total debt	143,995	193,812
Less current portion	2,931	2,806

Long-term debt	$141,064	$191,006

The book value of the debt under the Senior Secured Credit Facility approximates fair market value at March 31, 2005 and 2004.

The following table lists the future payments for debt obligations: (in thousands)

Debt obligations:	Fiscal 2006	Fiscal 2007	Fiscal 2008	Fiscal 2009	Fiscal 2010	Thereafter	Total
Senior secured credit facility	—	—	—	$133,774	—	—	$133,774
Overdraft facilities	75	—	—	—	—	—	75
Mortgages and other debt	2,856	2,289	1,874	1,071	631	1,425	10,146

Total	$2,931	$2,289	$1,874	$134,845	$631	$1,425	$143,995

Senior Secured Credit Facility

In connection with the Company’s emergence from Chapter 11 in October 2003, the Company entered into a new senior secured credit facility (the “Senior Secured Credit Facility”) which includes a $75 million term note (the “US Term Note”) and a 83.5 million EUR term note (the “German Term Note”). As of March 31, 2005 and 2004, the Company had $133.8 and $181.2 million of indebtedness outstanding under the Senior Secured Credit Facility, respectively.

The obligations under the Senior Secured Credit Facility are collateralized by a pledge of substantially all of the assets of the Company’s U.S. operations and a pledge of sixty-five percent (65%) of the stock of certain of the Company’s foreign subsidiaries.

The US Term Note under the Senior Secured Credit Facility bears interest at a rate of twelve percent (12%) per annum. Two percent (2%) is payable in cash on a monthly basis and ten percent (10%) is paid-in-kind and added to the principal value of the US Term Note if it is not paid in cash on a monthly basis. The German Term Note under the Senior Secured Credit Facility bears interest at a base rate equal to the one, two, or three month Euribor plus a two percent (2%) margin. As of March 31, 2005 and 2004 the interest rate was 4.30% and 4.09%, respectively. Interest on the German Term Note is payable on a quarterly basis.

The annual weighted-average interest rate on the loans under the Company’s Senior Secured Credit Facility was 7.46% and 7.48% during the year ended March 31, 2005 and the period from Inception to March 31, 2004, respectively.

Covenant Restrictions

The Senior Secured Credit Facility imposes restrictions on the ability of the Company to make capital expenditures and requires the Company to achieve certain leverage ratios, interest coverage ratios, and earnings. These financial condition covenant restrictions are stated below. Consolidated leverage is defined as the ratio on the last day of the period of the Company’s total debt to EBITDA for the period. Consolidated interest coverage is defined as the ratio of the Company’s EBITDA less the aggregate amount actually paid by the Company for capital expenditures to consolidated interest expense for the period.

The Company must achieve a consolidated leverage ratio of 11.7:1; 10.7:1; 9.7:1 and 8.9:1 for the four consecutive quarters ending June 30, 2005, September 30, 2005, December 31, 2005 and March 31, 2006, respectively, and decreasing thereafter to 4.6:1 as of March 31, 2009. The Company must achieve a consolidated interest coverage ratio of 1.0, 1.0, 1.0, and 1.2 for the four consecutive quarters ending June 30, 2005, September 30, 2005, December 31, 2005 and March 31, 2006, respectively, and increasing thereafter to 3.1 as of March 31, 2009. The Company must achieve minimum consolidated EBITDA as adjusted in accordance with the Senior Secured Credit Facility (see Note Q. Segment Information and Geographic Areas for detail of adjusted EBITDA calculation) of $17,000,000; $18,700,000; $20,900,000 and $22,900,000 for the four consecutive quarters ending June 30, 2005, September 30, 2005, December 31, 2005 and March 31, 2006, respectively, and increasing thereafter to $50,000,000 as of March 31, 2009. Capital expenditures are limited to $5,200,000 in the period April 1 to June 30, 2005; $9,800,000 in the period April 1 to September 30, 2005; $11,800,000 in the period April 1 to December 31, 2005 and $13,100,000 in the period April 1, 2005 to March 31, 2006.

In addition, the covenants contained in the Senior Secured Credit Facility restrict the Company’s ability to incur additional indebtedness, create liens, dispose of property, pay dividends, make equity or debt investments, make acquisitions, change the business conducted by the Company and its subsidiaries taken as a whole or engage in certain transactions with affiliates. In addition, the term loans under the Senior Secured Credit Facility are governed by affirmative covenants which, among other things, require the Company to provide regular monthly, quarterly and annual financial statements and provide a certification of the financial statements by an officer of the Company.

As of March 31, 2005 and 2004, the Company was in compliance with all covenants under the Senior Secured Credit Facility.

Mortgages and Other Debt

Certain of the Company’s foreign subsidiaries have entered into mortgage loan agreements for the purchase of real property. The terms of the mortgage loan agreements included a periodic, fixed payment over a number of years. The real property is collateral for the mortgage loan agreement. The average interest rate on these loan agreements as of March 31, 2005 and 2004 was approximately 4.02% and 4.04%, respectively.

Overdraft Facilities

Certain of the Company’s foreign subsidiaries have agreements with banks that provide for short-term revolving advances and overdraft facilities (the “Overdraft Facilities”) in an aggregate total amount of approximately $1.3 million as of March 31, 2005 and 2004, respectively. Certain of these bank agreements also provide for long-term borrowings and are generally secured by the assets of the local subsidiary and guaranteed by the Company. Most of these agreements do not have stated maturity dates, but are cancelable by the banks at any time and, accordingly, are classified as short-term liabilities.

Revolving borrowings under these Overdraft Facilities vary significantly by country. The interest on the Overdraft Facilities is based on the published Euribor rate plus a margin.

K.	STOCKHOLDER’S EQUITY

The stockholders’ equity of the Company is comprised of the following:

•	9,999,998 shares of common stock, par value $0.01, issued and outstanding.

•	526,315 warrants to purchase common stock at a price of $52.53 per share.

•	Contingent payment rights to the holders of senior lender claims entitling the holders to a pro rata share of eighty-eight percent (88%) of the net cash proceeds from the sale of all or substantially all of the stock or assets of da Vinci Systems LLC and its subsidiaries. The contingent payment rights are unsecured and evidenced by certificates. The remaining twelve percent (12%) of the net cash proceeds from the sale of all or substantially all of the stock or assets of da Vinci Systems LLC and its subsidiaries is retained by the Company in the event of a sale. These contingent payment rights have been recorded at their estimated fair market value of $25 million in fresh start accounting.

Basic earnings per share is computed on the basis of the weighted average number of common shares outstanding. Diluted earnings per share is computed on the basis of the weighted average number of common shares outstanding plus the effect of outstanding stock options using the “treasury stock” method. Potential common shares are not included in the computation of diluted earnings per share if they are antidilutive. The Company incurred a net loss in the Period ended March 31, 2004 and accordingly, did not assume exercise of any of the Company’s outstanding options because to do so would be antidilutive.

The components of basic and diluted earnings per share were as follows:

	For the Year Ended March 31, 2005	For the Period of Inception to March 31, 2004
Net income (loss)	$6,620,917	$(2,092,701)
Weighted average common shares outstanding	9,999,998	9,999,998
Assumed exercise of stock options	354,351	—

Adjusted weighted average shares - diluted	10,354,349	9,999,998
Basic earnings per share	$0.66	$(0.21)

Diluted earnings per share	$0.64	$(0.21)

The securityholders’ agreement and the credit agreement require that, at any time prior to a decoupling event, any (i) transfer of common stock of Acterna Inc. be accompanied by a ratable share of the loans beneficially owned by the transferor at the time of the transfer and (ii) any transfer of loans under one facility be accompanied by a ratable transfer of loans under the other facility (if any) and by a transfer of a ratable share of common stock of the Company.

A decoupling event means the earliest to occur of the date on which (i) the consolidated EBITDA of Acterna LLC is at least $30 million as at the last day of each of two consecutive quarters of four consecutive fiscal quarters of Acterna LLC, (ii) the consolidated leverage ratio of Acterna LLC is less than 5.00 to 1.00 as at the last day of each of two consecutive periods of four consecutive fiscal quarters of Acterna LLC, (iii) an effective registration statement is filed under the Securities Act of 1993 with respect to the common stock of the Company or (iv) October 14, 2006.

Effective with the quarter ended December 31, 2004 the Company achieved consolidated EBITDA of at least $30 million as of the last day of each of two consecutive quarters of four consecutive fiscal quarters of the Company. As a result, the Company’s common shares, debt and contingent payment rights have traded independently from that date forward.

L.	INCOME TAXES

The components of income before income taxes are as follows:

	For the Year Ended March 31, 2005	For the period from Inception to March 31, 2004
	(amounts in thousands)
US Federal & State	$(3,978)	$1,536
Foreign	16,119	(1,417)

Total	$12,141	$119

The components of the provision for income taxes are as follows:

	For the Year Ended March 31, 2005	For the period from Inception to March 31, 2004
	(amounts in thousands)
US Federal & State	$(55)	$599
Foreign	5,576	1,612

Total	$5,521	$2,211

The components of the income tax provision (benefit) are as follows:

	For the Year Ended March 31, 2005	For the period from Inception to March 31, 2004
	(amounts in thousands)
Current:
Federal	$(4,925)	$4,697
Foreign	7,282	1,423
State	(654)	660

Total current	$1,703	$6,780
Deferred:
Federal	$4,848	$(4,172)
Foreign	(1,706)	189
State	676	(586)

Total deferred	$3,818	$(4,569)
Total	$5,521	$2,211

Reconciliation between US federal statutory rate and the effective tax rate is as follows:

	For the Year Ended March 31, 2005	For the period from Inception to March 31, 2004
US federal statutory income tax (benefit) rate	35.00%	35.00%
Increases (reductions) to statutory tax rate resulting from:
Foreign taxes, net	5.68%	1765.83%
State income taxes, net of federal income tax benefit		40.52%
Other permanent differences	2.57%	11.05%
Others	2.22%

Effective income tax (benefit) rate before extraordinary items	45.47%	1852.40%

The principal components of the deferred tax assets and liabilities are as follows:

	March 31,
	2005	2004
	(amounts in thousands)
Deferred tax assets:
Net operating loss and credit carryforwards	$78,822	$84,505
Accrued interest related to long-term debt		1,365
Foreign accrued liabilities and reserves	1,638	2,272
Compensation accruals	1,585	2,872
Plant and equipment	238	629
Accrued insurance	699	2,063
Intercompany trademarks and royalties		984
Warranty reserves	1,492	2,243
Deferred revenue	402
Inventory reserves	509
Other accruals and reserves	1,468	1,618

Gross deferred tax asset	86,853	98,551
Valuation allowance	(80,721)	(86,780)

Net deferred tax asset	6,132	11,771
Deferred tax liabilities:
Goodwill and intangible asset amortization	(4,270)	(6,717)
State income taxes	(138)	(176)
Other accrued liabilities	(664)

Gross deferred tax liability	(5,072)	(6,893)

Net deferred tax asset (liability)	$1,060	$4,878

The Company had a valuation allowance of approximately $80.7 and $86.8 million as of March 31, 2005 and 2004, respectively, to reduce deferred income tax assets to the amount that is more likely than not to be realized in future periods. In evaluating the Company’s ability to recover its deferred income tax assets the Company considers all available positive and negative evidence, including its operating results, ongoing prudent and feasible tax planning strategies and forecasts of future taxable income on a jurisdiction by jurisdiction basis. At March 31, 2005, of the amount for which a valuation allowance has been provided approximately $62.9 million relates to foreign net operating losses acquired in business combination and will adjust goodwill when realized. Approximately $15.9 million of the valuation allowance relates to foreign net operating losses that will reduce the provision for income taxes if and when utilized.

During the year ended March 31, 2005, the Company closed several federal and state tax examinations for periods ended March 31, 1996 through March 31, 2002, which resulted in a net federal refund of $5.1 million, including interest, and a net state refund of $3.8 million, including interest. The federal tax refunds were received in February 2005 and the state tax refunds were received in March 2005. The Company expects to receive an additional $1.5 million related to settlement of the aforementioned federal examination in its second quarter of fiscal year 2006.

The Company has not provided for U.S. federal income and foreign withholding taxes on $14.0 million of non-U.S. subsidiaries’ undistributed earnings as of March 31, 2005, because such earnings are intended to be indefinitely reinvested in the operations outside of the United States. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to U.S. income taxes (subject to an adjustment for foreign tax credits). It is not practicable to determine the income tax liability that might be incurred if these earnings were to be distributed.

M.	EMPLOYEE RETIREMENT PLANS

Defined Contribution Plan

The Company sponsors the Acterna Inc. 401(k) Savings Plan (“the Plan”), a Defined Contribution Plan under ERISA, which provides retirement benefits for its eligible employees through tax deferred salary deductions. The Plan allows employees to contribute up to 18% of their annual compensation, with such contributions limited to $14,000 in calendar year 2005 as set by the Internal Revenue Service. The Company reinstated the employer matching contributions during the year ended March 31, 2005 and expensed $0.8 million during the fiscal year. The Plan provided for a 50% match of employees’ contributions up to the first 6% of annual compensation. The Company made no voluntary contributions to the Plan during the Period of Inception to March 31, 2004.

Defined Benefit Plans

The Company sponsors several qualified and non-qualified pension plans for its employees. For those employees participating in defined benefit plans, benefits are generally based upon years of service and compensation or stated amounts for each year of service. Pension plans consist primarily of managed funds that have underlying investments in stocks and bonds. The Company’s policy for funded plans is to make contributions equal to or greater than the requirements prescribed by law in each country.

The following table provides a reconciliation of the changes in the plans’ benefits obligations:

	For the Year Ended March 31, 2005	For the period from Inception to March 31, 2004
		(Restated)
	(amounts in thousands)
Obligation at beginning of the period	$95,811	$89,011
Service cost	62	42
Interest cost	5,244	2,385
Actuarial (gain)/loss	5,540	1,533
Benefits paid	(4,511)	(2,264)
Foreign currency exchange rate changes	5,215	5,104

Obligation at end of the period	$107,361	$95,811

The following table provides a reconciliation of the changes in the fair value of pension plan assets:

	For the Year Ended March 31, 2005	For the period from Inception to March 31, 2004
	(amounts in thousands)
Fair value of plan assets at beginning of the period	$15,962	$13,858
Actual return on plan assets	1,523	728
Employer contributions	1,864	756
Benefits paid	(645)	(241)
Foreign currency exchange rate changes	1,032	861

Fair value of plan assets at end of the period	$19,736	$15,962

The following table represents a statement of the funded status:

	For the Year Ended March 31, 2005	For the period from Inception to March 31, 2004
	(amounts in thousands)
Accrued pension costs	$87,522	$79,710
Unrecognized (gain)/loss, net	(16,994)	1,368
Accumulated other comprehensive income (deficit)	16,994	(1,328)

Deficit	$87,522	$79,750

The following table provides the components of the net periodic cost for the plans:

	For the Year Ended March 31, 2005	For the period from Inception to March 31, 2004
		(Restated)
	(amounts in thousands)
Service cost	$17	$42
Actuarial loss	429	—
Interest cost	4,932	2,385
Expected return of plan assets, net of gain/loss amortization	(634)	—

Net periodic pension cost	$4,744	$2,427

The following table provides the weighted average actuarial assumptions for the Company’s plans:

	For the Year Ended March 31, 2005	For the period from Inception to March 31, 2004
Discount rate	4.75 - 5.50%	5.50%
Expected return on plan assets	6.20%	6.30%
Rate of compensation increases	2.75%	2.25%

In determining the expected return on plan assets, the Company considers the relative weighting of plan assets by class and individual asset class performance expectations as provided by its external advisors.

The Company’s investment strategy for its pension plans is to manage the plans on a going-concern basis. Current investment policy is to achieve a superior return on assets, subject to a prudent level of portfolio risk for the purpose of enhancing the security of benefits for participants. This policy results in a diversified portfolio of assets with a predominant holding in bonds. Future contributions are being invested into fixed interest assets so as to move more towards a less volatile investment portfolio.

Pension plans have the following weighted-average asset allocations at March 31:

Asset Category	2005	2004
Equity securities	32%	39%
Debt securities	59%	59%
Cash and other	9%	2%

Total	100%	100%

The Company’s funding policy is to make contributions in accordance with the laws and customs of the various countries in which it operates as well as to make discretionary voluntary contributions from time-to-time. The Company anticipates that at a minimum it will make the minimum required contributions to its pension plans in fiscal year 2006 of $0.3 million.

Benefits payments, including those amounts to be paid out of corporate assets and reflecting future expected service as appropriate, are expected to be paid as follows:

(in thousands)
2006	$4,871
2007	5,206
2008	4,794
2009	4,491
2010	4,773

Total	$24,135

N.	STOCK COMPENSATION PLANS

The Company maintains a stock option plan in which common stock-based awards are available for grant to key employees and members of the Board of Directors at prices generally not less than fair market value at the date of grant determined by the Board of Directors. Incentive or nonqualified stock options may be issued under the Plan and are exercisable from one to ten years after grant. There are 928,962 shares of common stock reserved for issuance under the Plan. Stock options for the Plan vest in equal amounts over three years from the date of the grant (i.e. 33 1/3% vests each year).

A summary of activity in the Company’s stock option plan for the year ended March 31, 2005 and the Period ended March 31, 2004 is as follows:

	Number of Shares	Weighted Average Exercise Price
Options outstanding, at Inception	—	—
Options granted in the Period	628,837	$9.34
Options exercised	—	—
Options cancelled and expired	—	—

Options outstanding, March 31, 2004	628,837	9.34
Options granted in fiscal year 2005	190,000	30.77
Options exercised	—	—
Options cancelled and expired	22,000	35.19

Options outstanding, March 31 , 2005	796,837	$13.74

The following table summarizes information about currently outstanding and exercisable stock options at March 31, 2005:

Range of Exercise Prices	Number of Options Outstanding	Weighted Average Remaining Contractual (Years) Life	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Exercise Price
$21.20 to $ 35.41	158,000	9.5	$31.51	—	—
$ 9.34	638,837	8.5	$9.34	209,591	$9.34

Total	796,837		$13.74	209,591	$9.34

O.	COMMITMENTS AND CONTINGENCIES

The Company has operating leases covering plant, office facilities, and equipment that expire at various dates through 2013. Future minimum annual fixed rentals required during the years ending in fiscal 2006 through 2010 under non-cancelable operating leases having an original term of more than one year are $7.9, $6.1, $4.8, $4.6, and $4.3 million, respectively. The aggregate obligation subsequent to fiscal 2010 is $15.4 million. Leases are expensed on a straight-line basis resulting in deferred rent charges. Rent escalations range from 3 % to 6% through fiscal year 2010. Rent expense was approximately $8.6 and $4.0 million in the year ended March 31, 2005 and the period from Inception to March 31, 2004, respectively. Future minimum payments during the year ending in fiscal 2006 under unconditional purchase obligations are $2.5 million.

The Company has a three-tier holding structure in Germany. A tax pooling structure has been established between these entities effective for fiscal years ended March 31, 2001 and 2002 for the various entities involved. It was recently discovered that the tax pooling structure between two of the entities may not be effective for German tax purposes due to a clerical error. On June 14, 2005, the Company filed a ruling request with the German tax authorities requesting a ruling that the Company’s adoption of a written clarifying confirmation will be sufficient to make the tax pooling structure effective. There can be no assurance as to the timing or outcome of the Company’s ruling request. If the tax pooling structure is declared not effective for German tax purposes, it could result in a maximum 27.2 million EUR ($35.2 million as of March 31, 2005) income tax exposure for the Company, plus interest through the settlement date. The Company intends to vigorously defend itself in this matter. Due to the preliminary nature of the matter and the fact that cases with similar fact patterns are pending before the German courts it is not possible to determine to potential outcome. As a result no provision for loss has been recorded in the consolidated financial statements as of March 31, 2005.

The Company from time to time has been involved in various legal proceedings, all of which have arisen in the ordinary course of business and some of which are covered by insurance.

P.	RELATED PARTY

On April 1, 2001, the Predecessor Company loaned the President and Chief Executive Officer (the “Officer”) $1,160,000 for the purpose of paying taxes associated with the exercise of stock options. The loan carried interest at a rate of 8.5% per annum.

Effective February 27, 2004, the Company amended the promissory note dated April 1, 2001. The interest rate was amended from 8.5% to 1.67% per annum. The amended note also included a debt forgiveness clause, which stated that $580,000 would be forgiven on March 31, 2005 and $580,000 would be forgiven on March 31, 2006, provided that the Officer is still employed with the Company. The debt forgiveness will be treated as additional compensation to the Officer, when forgiven. Interest is payable quarterly starting April 1, 2004. As of March 31, 2005, $580,000 was outstanding on the loan, including principal and interest was paid current.

On April 1, 2001, the Company loaned another officer of the Company $575,000 for the purpose of paying taxes associated with the exercise of stock options. The loan carried interest at a rate of 8.5% per annum.

Effective February 27, 2004, the Company amended the promissory note dated April 1, 2001. The interest rate was amended from 8.5% to 1.58% per annum. A payment of $75,000 was made on the original note; therefore the amended note principal balance is $500,000. Interest is payable annually starting April 1, 2005. The entire unpaid balance of the note, including unpaid accrued interest, is due April 1, 2007. As of March 31, 2005, $507,900 was outstanding on the loan, including principal and accrued interest. Subsequent to the period end, the officer paid $7,900 in accrued interest to the Company.

Under letter Agreements dated May 20, 2005, the outstanding principal indebtedness under the promissory notes described above will be forgiven upon consummation of the merger with JDS Uniphase described in Note E.

The	loans described above are presented as a component of other non-current assets as of March 31, 2005.

JP Morgan is both a shareholder of the Company and administrative agent for the Company’s credit agreement. In their capacity as administrative agent JP Morgan received $88,380 and $0 in compensation from the Company in the period ended March 31, 2005 and the period of Inception to March 31, 2004, respectively.

Q.	SEGMENT INFORMATION AND GEOGRAPHIC AREAS

Segment Information.

The Company is currently managed in two business segments: communications test segment and digital color enhancement systems segment. Communications test develops, manufactures and markets instruments, systems, software and services to test, deploy, manage and optimize communications networks and equipment. The Communications Test Segment includes corporate expenses that have not been allocated to da Vinci Systems LLC. The Company offers products that test and manage the performance of equipment found in modern, converged networks, including optical transmission systems for data communications, voice services, wireless voice and data services, cable services, and video delivery. da Vinci Systems LLC provides digital color enhancement systems used in the production of television commercials and programming. Digital color enhancement systems products are sold to post-production and video production professionals and producers of content for the standard- and high-definition television market.

The Company measures the performance of its segments by their respective earnings before interest, taxes, depreciation and amortization of intangibles (“Adjusted EBITDA”), which excludes non-recurring and one-time charges. The information below includes net sales and Adjusted EBITDA for the Company’s communications test segment and digital color enhancement systems.

Selected Segment Information

	For the Year Ended March 31, 2005	For the period of Inception to March 31, 2004
		(Restated)
	(Amounts in thousands)
Communications test :
Net Sales	$428,630	$201,104
Adjusted EBITDA	46,489	21,687
Total Assets	472,408	526,343
Capital Expenditures	8,671	2,692
Digital color enhancement systems:
Net Sales	$19,869	$12,718
Adjusted EBITDA	3,123	5,125
Total Assets	6,962	8,394
Capital Expenditures	512	536
Total Company:
Net Sales	$448,499	$213,822
Adjusted EBITDA	49,612	26,812
Total Assets	479,370	534,737
Capital Expenditures	9,183	3,228

The following are excluded from the calculation of Adjusted EBITDA:
Amortization of intangibles and stock options	$(12,702)	$(7,252)
Depreciation	(13,652)	(7,821)
Restructuring expense	(1,774)	(5,325)
Gain on investments - included in other income	1,350	—
Asset impairment	(598)	—

Total excluded items	(27,376)	(20,398)
Other (income) expense, net	(1,488)	1,355

Operating income	$20,748	$7,769

The accounting policies for the Company’s segments are the same as those described in the summary of significant accounting policies. (See Note C. Summary of Significant Accounting Policies).

No single customer accounted for more than 10% of net sales from continuing operations during the year ended March 31, 2005 and the period of Inception to March 31, 2004.

Geographic Information.

The Company is a multi-national corporation with continuing operations in the United States and Europe as well as distribution and sales offices in Asia Pacific, Canada and Latin America. Information by geographic areas for the year ended March 31, 2005 and the period of Inception to March 31, 2004 are summarized below:

	United States	Outside U.S.	Combined
	(a)	(b)
	(amounts in thousands)
Sales to unaffiliated customers
2005	$255,711	$192,788	$448,499
2004	$131,114	$82,708	$213,822
Income (loss) before provision for income taxes
2005	$(3,978)	$16,119	$12,141
2004	$1,536	$(1,417)	$119
Long-lived assets at March 31:
2005	$245,980	$22,928	$268,908
2004	$268,231	$35,675	$303,906

(a)	Sales within the United States include export sales of $45.4 million, and $20.7 million in 2005 and 2004, respectively.

(b)	Sales outside the United States include sales from foreign subsidiaries to the United States of $10.3 million and $4.6 million in 2005 and 2004, respectively.